Exhibit 23.1

Consent of Stegman and Company

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
First Mariner Bancorp
Baltimore, Maryland

We consent to the incorporation by references in the Registration Statements (Nos. 333-60961, 333-60963, 333-60967, 333-107669, 333-114073 and 333-122464) on Form S-8 (No. 333-107670) on Form S-3 and (No. 333-67854) on Form S-2 of First Mariner Bancorp (the “Company”) of our report dated February 20, 2005, relating to the consolidated statements of financial condition of the Company as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of the Company.

/s/ Stegman & Company

Baltimore, Maryland
March 14, 2005